UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 20, 2005

Commission File Number 0-27958

FLANDERS CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	13-3368271
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2399 26th Avenue North, St. Petersburg, Florida	33713
(Address of principal executive offices)	(Zip Code)

(727) 822-4411

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events and Required FD Disclosure.

Attached as an exhibit is the Company’s press release regarding

“Flanders Launches Flanders CSD to Address a $500 Million Services Market”

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:

January 20, 2005

FLANDERS CORPORATION

By:  /s/

Steven K. Clark

Steven K. Clark

Chief Executive Officer

EXHIBIT INDEX

99.1	Press release regarding Flanders Corporation forms Flanders CSD (Complete Service Division)

Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Flanders Corporation (Nasdaq:FLDR), announced today the formation of Flanders CSD (Flanders Complete Service Division), an air filtration service provider.

In addition, Flanders CSD today signed a contract with Wal-Mart to begin servicing select stores for an HVAC Preventive Maintenance Filter Change Out program beginning February 1, 2005.  To accurately address the needs of each Wal-Mart location, the Company is currently conducting on-site filter surveys to assess specific needs and expects to provide economical filter change out plans in addition to its on site service. The goal of Flanders CSD is to provide energy savings as well as improvements to indoor air quality.

Flanders CSD will enable the company to address a new market opportunity estimated at approximately $500 million. Flanders CSD will offer weekly, monthly, and quarterly service contracts for clean room and glove box certification; commercial, industrial, retail and residential surveys; and Complete Filtration Management including mold remediation and analysis. With twenty-four hour emergency service, Flanders CSD will be able to meet the needs of its customers for filter replacement as well as a comprehensive service offerings including: inspection services, as to belt replacement, clogged drains,  drain tablets to eliminate algae and odors, clean condensation coils and repair condensations drains.  Based on the breadth of Flanders-Precisionaire’s manufacturing plants, the company expects to have national coverage by the end of 2005.

Steve Clark, President and Chief Executive Officer of Flanders commented, “Flanders CSD is a natural extension of our existing business.  We established the division to leverage our years of experience in the high end air purification market.  This division will enable us to bring our engineering know how to the commercial, retail and residential markets.  Our qualified service technicians will be able to apply our standard level of quality assurance to best meet the needs of our customers. Flanders CSD service can therefore save our customers both time and money with quality service and technical suggestions to improve energy conservation and improved indoor air quality.”

Mr. Clark concluded, “Our new service division enables us to enter a new vertical market, leveraging both our existing relationships, and our geographic manufacturing breadth.  With the additional service capabilities being addressed by the CSD division, we will now be able to expand our market opportunity in this new channel which we believe could reach in excess of $500 million.  In addition, given the strength of our national platform, we believe the service area offers a strong opportunity to expand our operating margins as the division grows. Flanders CSD has already identified several potential accounts that could benefit from our services and is aggressively pursuing growth in this new market. We believe the division can deliver additional revenue of approximately $10 million over our initial 2005 internal forecast, and believe the division has the ability to grow revenue at over 100 percent annually over the next several years.”

Flanders CSD covers all aspects of air filtration, including such areas of monitoring, scientific studies and evaluations, the process for selecting the right product for the user environment to provide maximum quality and efficiency while minimizing the “Total Cost of Ownership”. Complete Filtration Management embraces the total service concept while maximizing customer profitability and satisfaction by managing all of the associated costs.  For more information about Our Complete Filtration Management system please go to www.flanderscorp.com or call 727-822-4411.

Conference Call

The Company has scheduled a conference call for Friday morning, January 21, 2005 at 10:00 EST.  People wishing to participate in the conference call should dial 877-691-0877 ten minutes prior to the call.

This press release contains forward-looking statements that are inherently subject to risk. These forward-looking statements are not intended to be promises or predictions of the future and may be affected by a number of factors that may change the currently anticipated outcome. These factors include market acceptance of Flanders' products and services, including from its Flanders CSD, the ability to fulfill orders and services processed, business generated as expected, competition in the marketplace for Flanders' products, the success of its new service divisions, the ability to service and increase its relationship with Wal-Mart, the ability to add other service accounts, the ability to save customers time and money, the size of the service market, the ability to integrate the service division, the ability to leverage relationships,  Flanders' ability to contain costs and maintain production and efficiency with a reduced workforce, a determination by potential Flanders customers that the higher cost of its high-end filtration systems can be justified for general application, Flanders' ability to successfully retrofit existing buildings with effective sophisticated filtering and air handling systems, and the development of increased demand for its high-end products. Many of these factors are not within Flanders' control. These factors, and others, are discussed in Flanders' periodic reports filed with the Securities and Exchange Commission and should be reviewed by the reader

For further information on Flanders and its products, visit its web site at http://www.flanderscorp.com/ or contact Steven Clark at (727) 822-4411.